Exhibit 99.1

News Release

Tactile Medical Announces Pricing of Secondary Offering of Common Stock

MINNEAPOLIS, Sep. 13, 2017 (GLOBE NEWSWIRE) — Tactile Systems Technology, Inc. (“Tactile Medical” or the “Company”) (Nasdaq:TCMD), a medical technology company focused on developing medical devices for the treatment of chronic diseases at home, today announced the pricing of a previously announced underwritten registered offering by certain of its stockholders of 3,300,000 shares of Tactile Medical common stock at a price to the public of $33.00 per share. In connection with the offering, the selling stockholders have granted the underwriters an option to purchase up to an additional 495,000 shares. Tactile Medical will not receive any proceeds from the offering. The offering is expected to close on or about September 15, 2017, subject to satisfactory completion of customary closing conditions.

William Blair & Company, L.L.C. and Piper Jaffray & Co. are acting as joint book-running managers, and Guggenheim Securities, LLC is acting as joint passive bookrunner in the offering. Canaccord Genuity Inc. is acting as co-manager.

The shares of common stock described above are being offered by the selling stockholders pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-220132) that was declared effective by the Securities and Exchange Commission (“SEC”) on August 31, 2017. The shares may only be offered by means of a prospectus. A preliminary prospectus supplement and accompanying base prospectus related to the offering were filed with the SEC on September 12, 2017. The final prospectus supplement and accompanying base prospectus relating to and describing the final terms of the offering will be filed with the SEC and, when available, may be obtained by visiting the SEC’s website located at www.sec.gov, from William Blair & Company, L.L.C., Attention: Prospectus Department, 150 North Riverside Plaza, Chicago, IL 60606, or by telephone at (800) 621-0687, or by email at prospectus@williamblair.com, or from Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by telephone at (800) 747-3924, or by email at prospectus@pjc.com. Before you invest, you should read the prospectus supplement and accompanying base prospectus in the registration statement and other documents incorporated by reference therein for more complete information about the Company and the offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Tactile Medical

Tactile Medical is a leader in developing and marketing at-home therapy devices that treat lymphedema and chronic venous insufficiency. Our mission is to help people suffering from chronic diseases live better and care for themselves at home. Our unique offering includes advanced, clinically proven pneumatic compression devices, as well as continuity of care services provided by a national network of product specialists and trainers, reimbursement experts, patient advocates, and clinical staff. This combination of products and services ensures that tens of thousands of patients annually receive the at-home treatment necessary to better manage their chronic conditions. Tactile Medical takes pride in the fact that our solutions help increase clinical efficacy, reduce overall healthcare costs and improve the quality of life for patients with chronic conditions.

Legal Notice Regarding Forward-Looking Statements:

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the uncertainties related to market conditions and the completion of the public offering on the anticipated terms or at all; the adequacy of the Company’s liquidity to pursue its complete business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; and the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Inquiries:

Mike Piccinino, CFA

Managing Director

Westwicke Partners

443-213-0500

investorrelations@tactilemedical.com

Tactile Systems Technology